Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS
 Increased Revenue and Operating Income

CLEARWATER, FLORIDA, February 12, 2008 -- Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenues and earnings for its third fiscal quarter ended December 31, 2007.

Revenues were $9.2 million, a $.4 million or 5% increase from the revenues reported in the same quarter last year. Net income for the third fiscal quarter ended December 31, 2007 was $.4 million compared with net income of $2.4 million for the fiscal quarter ended December 31, 2006. Diluted earnings per share were $.06 for the current quarter compared with diluted earnings per share of $.40 for the same quarter last year.

Orders for the third quarter were $8.1 million, a decline of $.7 million from the same quarter last year.  Military orders were $2.2 million, a decrease of $1.0 million from the third quarter of the previous year and Commercial orders were $5.8 million, an increase of $.2 million from the third quarter of the prior year.

Owen Farren, President & CEO said, “Operating profit in the third quarter improved significantly to $376,000 from $10,000 last year.  This is due to the improved mix of sales this year and the restructuring undertaken in March 2007.  This increase in operating profit also includes a $284,000 write-down of inventory, primarily related to old room air conditioner (RAC) raw materials and finished goods.” Farren continued, ”In last year’s third quarter the Company reported $3.2 million of pretax income from the settlement of a patent infringement lawsuit and in the current quarter there is no comparable amount. During the third quarter, however, we did incur legal fees to continue the defense of our patented technology for the room air conditioner market.”

Mr. Farren concluded, "Improved asset management along with improved profitability are important goals for fiscal 2009. The Company has shown good progress in many areas on these fronts and they will continue to be the object of significant focus going forward."

The third quarter dividend of $.02 per share was paid on January 18, 2008 to shareholders of record on December 31, 2007.

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TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended Dec. 31		Nine Months Ended Dec. 31
	UU2007UU	UU2006UU	UU2007UU	UU2006UU
Operating revenues:
Commercial	5,735	5,844	16,947	21,026
Military	3,504	2,974	11,209	8,113
	9,239	8,818	28,156	29,139
Operating expenses:
Cost of sales	6,606	6,455	19,831	22,380
Selling, general and administrative	1,730	1,861	5,314	5,585
Research, development and engineering	527	492	1,430	1,521
	8,863	8,808	26,575	29,486
Operating income (loss)	376	10	1,581	(347)
Interest and sundry income	36	3,166	73	3,088
Income before income taxes	412	3,176	1,654	2,741
Income tax expense	56	787	414	763
Net income	356	2,389	1,240	1,978
Earnings per common share:
Basic	0.06	0.41	0.21	0.34
Diluted	0.06	0.40	0.21	0.34

Weighted average number of common shares outstanding:
Basic	5,888,828	5,888,828	5,888,828	5,882,660
Diluted	5,910,053	5,908,462	5,938,708	5,904,499

Dividends paid	0.020	0.020	0.060	0.055

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	Dec. 31,	(a) March 31,
	UU2007UU	UU2007UU
Current assets:
Cash and cash equivalents	1,170	3,471
Short-term investments	495	498
Accounts receivable, net	6,190	6,950
Other receivables-current	991	884
Income taxes receivable	63	-
Inventories	9,930	9,294
Prepaid expenses and other current assets	462	351
Deferred income taxes	1,061	999
Total current assets	20,362	22,447

Property, plant and equipment	15,131	14,884
Less accumulated depreciation	11,340	10,472
Net property, plant and equipment	3,791	4,412

Other receivables-long term	850	850
Intangible assets (net)	478	523
Other assets	47	47
	25,528	28,279
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	-	1,000
Trade accounts payable	3,232	3,027
Accrued expenses	1,325	1,409
Dividends payable	132	133
Income taxes payable	-	846
Total current liabilities	4,689	6,415
Long-term debt, less current portion	-	2,000
Deferred income taxes	46	139
Total liabilities	4,735	8,554

Stockholders' equity:
Common stock	3,014	3,014
Additional paid-in capital	9,469	9,287
Retained earnings	8,350	7,464
Treasury stock, 21,500 shares at cost	(40)	(40)
Total stockholders' equity	20,793	19,725
	25,528	28,279

(a) The condensed consolidated balance sheet is derived from the Company audited balance sheet as of that date.